   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996
                                                  REGISTRATION NO. 333-
                                                                       ---------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         FAMOUS DAVE'S OF AMERICA, INC.
       (Exact name of Small Business Issuer as specified in its charter)

                                   MINNESOTA
                 (State or other jurisdiction of incorporation)

                                   41-1782300
                       (IRS Employer Identification No.)

                   12700 INDUSTRIAL PARK BOULEVARD, SUITE 60
                         MINNEAPOLIS, MINNESOTA  55441
                    (Address of principal executive offices)

                    1995 STOCK OPTION AND COMPENSATION PLAN
                        DIRECTOR STOCK OPTION AGREEMENTS
                              (Full title of Plan)

                               DAVID W. ANDERSON
                            CHIEF EXECUTIVE OFFICER
                         FAMOUS DAVE'S OF AMERICA, INC.
                   12700 INDUSTRIAL PARK BOULEVARD, SUITE 60
                         MINNEAPOLIS, MINNESOTA  55441
                                 (612) 557-5798
           (Name, address and telephone number of agent for service)

                                   Copies to:

                             WILLIAM M. MOWER, ESQ.
                         MASLON EDELMAN BORMAN & BRAND,
                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP
                              3300 NORWEST CENTER
                          MINNEAPOLIS, MN  55402-4140
                                 (612) 672-8200

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
TITLE OF               AMOUNT OF     PROPOSED MAXIMUM   PROPOSED MAXIMUM
SECURITIES TO BE      SHARES TO BE    OFFERING PRICE       AGGREGATE            AMOUNT OF
REGISTERED             REGISTERED      PER SHARE (1)     OFFERING PRICE (1)  REGISTRATION FEE
-------------------  --------------  ----------------  ---------------------  ----------------
Common Stock (no
par value per share)
Director Stock Option
Agreements               50,000           $8.06           $  403,125.00          $  122.16
Common Stock (no par
value per share)
reserved under the
1995 Stock Option
and Compensation Plan   700,000           $8.06           $5,643,750.00          $1,710.23

(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(h) and based upon the average of the high and low prices of the Common Stock on the NASDAQ SmallCap Market on November 14, 1996.

                            Exhibit Index at Page 7

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Small Business Issuer with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     (a) The contents of the Registration Statement on Form SB-2, File No. 333-10675, filed on August 23, 1996, as amended.

     (b) The description of Common Stock included under the caption "Securities to be Registered" in its Registration Statement on Form 8-A, File No. 0-21625, dated October 25, 1996, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Small Business Issuer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Small Business Issuer's Board of Directors out of assets legally available therefore, and to share ratably in the assets of the Small Business Issuer available upon liquidation.

     The Company's authorized capital stock consists of 100,000,000 undesignated shares, $.01 par value per share in the case of Common Stock, and a par value as determined by the Board of Directors in the case of Preferred Stock.

     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be vote upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present or represented by proxy at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 34.3% of the outstanding Common Stock of the Company. Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement relating to its securities to be filed.

     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Small Business Issuer's Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock. The Small Business Issuer's Board of Directors has no present plan to establish any such additional class or series.

     The Small Business Issuer is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general,
Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% of more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

Item 6.  Indemnification of Directors and Officers.

     The Small Business Issuer is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Item 8. Exhibits.

   4A. Articles of Incorporation of the Small Business Issuer (incorporated herein by reference to the Small Business Issuer's Registration Statement on Form SB-2 (Registration No. 333-10675))
   4B. Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form SB-2 (Registration No. 333-10675)).
   5. Opinion of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership
  23.1  Consent of Lund Koehler Cox & Company, PLLP
  23.2 Consent of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership (contained in Exhibit 5).
  24.   Power of Attorney (included on Page 6).

Item 9.Undertakings.

       The undersigned Small Business Issuer hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Small Business Issuer pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Small Business Issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Small Business Issuer's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions, or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Small Business Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on November 15, 1996.

                                Famous Dave's of America, Inc.
                                Small Business Issuer

                                By /s/ David W. Anderson
                                  -----------------------------------------
                                        David W. Anderson
                                        Chairman of the Board and
                                        Chief Executive Officer
                                        (Chief Operating Officer)

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Famous Dave's of America, Inc., hereby severally constitute Mark A. Payne or William M. Mower, each or either of them, our true and lawful attorney with full power to him, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Famous Dave's of America, Inc. to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



NAME                            TITLE                                           DATE
----                            -----                                           ----
/s/ David W. Anderson           Chairman of the Board and Chief                 November 15, 1996
---------------------------     Executive Officer
David W. Anderson

/s/ William L. Timm             President                                       November 15, 1996
---------------------------
William L. Timm

/s/ Mark A. Payne               Vice President, Finance                         November 15, 1996
---------------------------     Chief Financial Officer, Secretary
Mark A. Payne                   and Treasurer

/s/ Thomas J. Brosig            Director                                        November 15, 1996
---------------------------
Thomas J. Brosig

/s/ Martin J. O'Dowd            Director                                        November 8, 1996
---------------------------
Martin J. O'Dowd



                                   EXHIBITS




Exhibit Number           Description of Exhibit                                        Page No.
--------------         --------------------------                                      --------

5.              Opinion of Maslon Edelman Borman & Brand, a Professional Limited
                Liability Partnership                                                      8
23.1            Consent of Lund Koehler Cox & Company, PLLP                                9
23.2            Consent of Maslon Edelman Borman & Brand, a Professional Limited
                Liability Partnership (contained in Exhibit 5).                            8
24.             Power of Attorney (included on Signature page).                            6
